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Turlington and Company, L.L.P.             509 East Center Street
Certified Public Accountants               Post Office Box 1697
                                           Lexington, North Carolina 27293-1697
                                           Office 336-249-6856
                                           Facsimile 336-248-8697



We hereby consent to the incorporation, by reference, of our report dated February 1, 1999, which appears on page 37 of the annual report to stockholders for the year ended December 31, 1998, in this annual report and Form 10-K for LSB Bancshares, Inc. and Subsidiaries for the year ended December 31, 1998.

The audit referred to in the above mentioned report also included the related consolidated financial statements for the two years ended December 31, 1998 listed in the accompanying index. In our opinion, such financial schedules present fairly the information required to be set forth therein.


/s/ Turlington and Company, L.L.P.


February 1, 1999